[LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP]





                               December 31, 1998



Fischer Imaging Corporation
12300 North Grant Street
Denver, Colorado  80241

          RE: REGISTRATION ON FORM S-8 OF 200,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE FISCHER IMAGING CORPORATION NONEMPLOYEE DIRECTOR STOCK OPTION PLAN AND 200,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE FISCHER IMAGING CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

Ladies and Gentlemen:

            We have acted as counsel to Fischer Imaging Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 400,000 shares of Common Stock, $.01 par value (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. Of the 400,000 Shares to be registered, 200,000 of the Shares will be issued pursuant to the Company's Nonemployee Director Stock Option Plan (the "Director Plan") and 200,000 of the Shares will be issued pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the board of directors of the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

            Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated by the Director Plan and the Purchase Plan, as applicable, and the Registration Statement, will be validly issued, fully paid and nonassessable.

            We hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

                                         Sincerely,


                                         /s/ Davis, Graham & Stubbs LLP